                       PREFERRED STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN


                           GENESIS TECHNOLOGIES, INC.

                                       AND

                        BRITANNIA INVESTMENT CORPORATION

                          DATED AS OF DECEMBER 29, 1997




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                                TABLE OF CONTENTS
ARTICLE I     PURCHASE AND SALE OF THE PREFERRED SHARES .....................  1
         1.01   Closing .....................................................  1
         1.02.  Issuance, Sale and Delivery of the Preferred Shares .........  1

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE MANAGEMENT STOCKHOLDERS .............................................  2
         2.01.  Organization, Good Standing, Qualifications and Power .......  2
         2.02.  Authorization of Agreements, Etc. ...........................  3
         2.03.  Validity ....................................................  3
         2.04.  Authorized Capital Stock ....................................  3
         2.05.  Financial Statements and Projections ........................  4
         2.06.  Transactions With Affiliates ................................  4
         2.07.  Loans and Advances ..........................................  5
         2.08.  Assumptions, Guaranties, Etc., of  Indebtedness of
                  Other Persons .............................................  5
         2.09.  Certain Payments ............................................  5
         2.10.  No Undisclosed Liabilities ..................................  5
         2.11.  Absence of Certain Changes ..................................  5
         2.12.  Events Subsequent to September 30, 1997 .....................  5
         2.13.  Books and Records ...........................................  6
         2.14.  Litigation; Compliance with Laws ............................  6
         2.15.  Governmental Approvals ......................................  7
         2.16.  Licenses; Permits ...........................................  7
         2.17.  Tax Matters .................................................  7
         2.18.  Assets ......................................................  8
         2.19   Intellectual Property .......................................  8
         2.20.  Corporate Name .............................................. 10
         2.21.  Proprietary Information of Third Parties .................... 10
         2.22.  Officers and Directors; Management Stockholders ............. 10
         2.23.  Employee and Labor Relations ................................ 11
         2.24.  Employee Benefits Matters ................................... 11
         2.25.  Document List ............................................... 14
         2.26.  Insurance Policies .......................................... 15
         2.27.  Environmental Matters ....................................... 15
         2.28.  Disclosure .................................................. 16
         2.29.  Brokers or Finders .......................................... 16

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ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ........... 16

ARTICLE IV        CONDITIONS TO THE CLOSING ................................. 17
         4.01.  Conditions to the Obligations of the Purchaser .............. 17
         4.02   Conditions to the Obligations of the Company and the Parent . 20



ARTICLE V         COVENANTS OF THE COMPANY .................................. 20
         5.01.  Financial Information and Inspection Rights ................. 20
         5.02.  Financial Covenants ......................................... 22
         5.03.  Reserve for Conversion Shares ............................... 23
         5.04.  Corporate Existence ......................................... 22
         5.05.  Properties, Business, Insurance ............................. 23
         5.06.  Expenses of Directors ....................................... 23
         5.07.  Boards of Directors ......................................... 23
         5.08.  Compensation ................................................ 23
         5.09.  Bylaws ...................................................... 23
         5.10.  Compliance with Laws ........................................ 23
         5.11.  Keeping of Records and Books of Account ..................... 23
         5.12.  Subsidiaries ................................................ 24
         5.13.  Restrictive Agreements Prohibited ........................... 24
         5.14.  Use of Proceeds ............................................. 24
         5.15.  Negative Covenants .......................................... 24
         5.16.  Option to Acquire Additional Shares of Common Stock ......... 24



ARTICLE VI        EVENTS OF NONCOMPLIANCE; EVENTS OF DEFAULT ................ 25
         6.01.  Events of Noncompliance; Events of Default .................. 25
         6.02.  Special Board Rights ........................................ 27



ARTICLE VII       MISCELLANEOUS ............................................. 27
         7.01.  Fees and Expenses ........................................... 27
         7.02.  Survival of Agreements ...................................... 27
         7.03.  Parties in Interest ......................................... 28
         7.04.  Notices ..................................................... 28
         7.05.  Governing Law ............................................... 29
         7.06.  Entire Agreement ............................................ 29
         7.07.  Counterparts ................................................ 29
         7.08.  Amendments .................................................. 29

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         7.09.  Severability ................................................ 29
         7.10.  Titles and Subtitles ........................................ 29
         7.11.  Recitals .................................................... 29
         7.12.  Pronouns .................................................... 30
         7.13.  Waiver of Jury Trial ........................................ 30

EXHIBITS

         A Form of Amended and Restated Certificate of Incorporation of the Company

         B        Form of Amendment to the Bylaws of the Company

         C        Form of Stockholders' Agreement

         D List of Stockholders of the Company Before the Purchase of the Preferred Shares

         E        Financial Statements of the Company


SCHEDULE

         II         The Disclosure Schedule


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         THIS PREFERRED STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of December 29, 1997, by and between Genesis Technologies, Inc., a Delaware corporation (the "COMPANY") and Britannia Investment Corporation, a Delaware corporation (the "PURCHASER").

                                    RECITALS

         WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase (the "PURCHASE") from the Company, an aggregate of 5,000 shares (the "PREFERRED SHARES") of its authorized but unissued preferred stock designated Convertible Preferred Stock, $100.00 par value per share (the "PREFERRED Stock"), pursuant to the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, Arnold Nudell, Paul McGowan, and Mark Schifter are officers, directors, and significant stockholders of the Company (the "MANAGEMENT STOCKHOLDERS") and are joining this Agreement for the purpose making and confirming certain representations and warranties set forth herein.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                    PURCHASE AND SALE OF THE PREFERRED SHARES

         SECTION 1.01. Closing. The closing of the transactions contemplated hereunder (the "CLOSING") and the sale of the Preferred Shares shall take place at the offices of Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland 21201, at 10:00 A.M., Baltimore time, on December ___, 1997, or at such other location, date and time as may be agreed to by the Purchaser and the Company (such date and time being hereinafter called, the "CLOSING DATE").

         SECTION 1.02.     Issuance, Sale and Delivery of the Preferred Shares.

                  (a) Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser hereby agrees to purchase from the Company, the Preferred Shares at the purchase price of One Hundred Dollars ($100.00) per share. On the Closing Date, the Company shall issue and deliver to the Purchaser a certificate in definitive form, registered in the name of the Purchaser, evidencing the Preferred Shares to be issued and sold to the Purchaser hereunder.

                  (b) As payment in full for the Preferred Shares being purchased by the Purchaser hereunder, and against delivery thereof as aforesaid, on the Closing Date, the Purchaser shall deliver to the Company, by wire transfer to a bank account designated in writing by the Company, immediately available funds in the aggregate purchase price amount of $500,000 less the Note Payoff Amount (the "AGGREGATE PURCHASE PRICE"). The "NOTE PAYOFF AMOUNT" means the principal sum, together with all interest and costs due and owing to Polk
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Audio, Inc., the Purchaser's parent company ("POLK"), as of the Closing Date pursuant to that certain Promissory Note executed by the Company and dated December 2, 1997 (the "NOTE").

                                   ARTICLE II
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MANAGEMENT STOCKHOLDERS

         Each of the Company and, as applicable, the Management Stockholders, hereby, jointly and severally, represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule attached hereto as Schedule II (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply) ("SCHEDULE II"):

         SECTION 2.01. Organization, Good Standing, Qualifications and Power.

                  (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is engaged primarily in the business of manufacturing and distributing audio equipment (the "BUSINESS"), and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. The Company has the requisite corporate power and authority to (i) own and hold its properties and to carry on its business as conducted and as currently proposed to be conducted; (ii) adopt and file, with the office of the Secretary of State of the State of Delaware, the Amended and Restated Certificate of Incorporation, substantially in the form as attached hereto as Exhibit A (the "AMENDED CHARTER"), to the Company's Certificate of Incorporation (the "CHARTER"); (iii) adopt the First Amendment to the Company's Bylaws, substantially in the form as attached hereto as Exhibit B (the "AMENDED BYLAWS"); (iv) execute and deliver this Agreement and the Stockholders' Agreement of even date herewith by and among the Purchaser, the Company, and Management Stockholders, substantially in the form as attached hereto as Exhibit C (the "STOCKHOLDERS' AGREEMENT"); (v) issue, sell and deliver the Preferred Shares and the shares of Common Stock of the Company, $0.01 par value per share (the "COMMON STOCK"), issuable upon conversion of the Preferred Shares (the "CONVERSION SHARES"); and (vi) carry out and perform the provisions of this Agreement and the Stockholders' Agreement.

                  (b) The Company does not have any subsidiaries. Additionally, the Company (i) does not own of record or beneficially, directly or indirectly,
(A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise, and (ii) does not control, directly or indirectly, any other entity.

         SECTION 2.02.     Authorization of Agreements, Etc.

                  (a) Each of the (i) execution and delivery by the Company of this Agreement and the Stockholders' Agreement, (ii) performance of all obligations of the Company hereunder

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and thereunder, (iii) adoption and filing of the Amended Charter, (iv) issuance, sale and delivery of the Preferred Shares, and (v) reservation, issuance and delivery of the Conversion Shares upon the conversion of the Preferred Shares, has been duly authorized by all requisite corporate action on the part of the Company, its officers, directors and stockholders, and has not and will not violate any provision of applicable law, any order of any court or other agency of government, the Amended Charter, or the Bylaws of the Company, as amended
(the "BYLAWS"), or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever (a "LIEN"), upon any of the properties or assets of the Company.

                  (b) The Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration herein expressed, will be duly and validly issued, fully paid and nonassessable shares of the Preferred Stock with no personal liability attaching to the ownership thereof and will be free and clear of all Liens imposed by or through the Company, except as set forth herein, in the Amended Charter or in the Stockholders' Agreement. The Conversion Shares have been duly and validly reserved for issuance upon conversion of the Preferred Shares. Upon conversion of the Preferred Shares, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, with no personal liability attaching to the ownership thereof and will be free and clear of all Liens imposed by or through the Company, except as set forth herein, in the Amended Charter or in the Stockholders' Agreement. Neither the issuance, sale or delivery of the Preferred Shares nor the issuance or delivery of the Conversion Shares is subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person.

         SECTION 2.03. Validity. Each of this Agreement and the Stockholders' Agreement has been duly executed and delivered by the Company and, assuming the execution and delivery of them by the other parties thereto, constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its respective terms, except as its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally, or by general equitable principles.

         SECTION 2.04. Authorized Capital Stock. Immediately before the filing of the Amended Charter with the Secretary of State of the State of Delaware, the authorized capital stock of the Company consisted of 1,000 shares of common stock, par value $0.00 per share. Notwithstanding said authorized capital, 8004 shares of Common Stock were issued and held by the persons and entities set forth on Exhibit D, in the amounts set forth opposite their respective names. Immediately after the Closing, (i) the authorized capital stock of the Company shall consist of 35,000 shares of Common Stock and 25,000 shares of Preferred Stock; (ii) the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company as set forth in the Amended Charter will be valid, binding and enforceable and in accordance with all applicable laws; (iii) other than 8,004 shares of the Common Stock and 5,000 shares of Preferred Stock acquired by the Purchaser, no shares of capital stock of the Company will be issued and outstanding; and (iv) except for the Conversion Shares and for shares of Common Stock to be issued pursuant to

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Section 5.16 below, no shares of Common Stock or other capital stock of the
Company will be reserved for possible future issuance. Except pursuant to the terms of the Amended Charter, this Agreement, and the Stockholders' Agreement,
(I) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset; (II) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity or debt securities or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (III) there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company.

         SECTION 2.05. Financial Statements and Projections. Attached hereto as Exhibit E are the audited balance sheet of the Company as at December 31, 1996 and the related audited statements of income and retained earnings and cash flows for the fiscal year then ended, together with a report thereon of Martin, Vejvoda, Jones and Associates Incorporated, independent certified public auditors for the Company (collectively, the "AUDITED FINANCIAL STATEMENTS"), and the unaudited balance sheet of the Company as at December 31, 1995 and September 30, 1997 (the "UNAUDITED BALANCE SHEETS"), and the related unaudited statements of income and retained earnings and cash flows for the fiscal year ended September 30, 1997 (together with the Unaudited Balance Sheets, the "UNAUDITED FINANCIAL STATEMENTS") (the Audited Financial Statements and the Unaudited Financial Statements are collectively, the "FINANCIAL STATEMENTS"). The Financial Statements, including the notes thereto, (i) fairly present the financial position and results of operations of the Company as at the respective dates of and for the periods referred to therein, and (ii) were prepared in accordance with United States generally acceptable accounting principles, consistently applied ("GAAP"), except that the Unaudited Financial Statements are subject to normal year-end adjustments and the absence of certain footnote disclosures. No financial statements of any person or entity are required by GAAP to be consolidated with those of the Company.

         SECTION 2.06. Transactions With Affiliates. Except for the Nudell Loan and the Leasehold Transactions (as those terms are defined below), no director, officer, employee or stockholder of the Company or member of the family of any such person (each, an "AFFILIATED PERSON"), or any corporation, partnership, trust or other entity of which any Affiliated Person serves as an officer, director, trustee, partner or holds more than five percent (5.0%) of the outstanding capital stock or other ownership interests (each, an "AFFILIATED ENTITY") (collectively, the Affiliated Persons and Affiliated Entities are the "AFFILIATES"), is presently or contemplated to be a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Affiliated Person or Affiliated Entity.

         SECTION 2.07. Loans and Advances; Amounts Owed. Except as disclosed in the Financial Statements and except for a loan that Arnold Nudell made to the Company in the original principal amount of $125,000, as evidenced by that certain Promissory Note dated December 1, 1997, a copy of which has been given to the Preferred Stockholder (the "NUDELL LOAN"), the Company does not have any outstanding loans or advances to any person and is not

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obligated to make any such loans or advances, except, in each case, for advances to employees thereof in respect of reasonable reimbursable business expenses anticipated to be incurred by them in connection with their performance of services thereto. The Company is now, or shall be within 5 days after Closing, current with respect to all amounts due and owing on all debts, accounts payable, and leases in connection with the Business.

         SECTION 2.08. Assumptions, Guaranties, Etc., of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

         SECTION 2.09. Certain Payments. None of the Company nor any director, officer, agent or employee thereof or any other person or entity associated with or acting for or on behalf of the Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or entity, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (b) established or maintained any fund or asset that has not been recorded on the books and records of the Company.

         SECTION 2.10. No Undisclosed Liabilities. The Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected in the Unaudited Balance Sheet and current liabilities incurred in the ordinary course of business.

         SECTION 2.11. Absence of Certain Changes. Since September 30, 1997, the Business has been conducted in the ordinary course of business consistent with past practices and there has not been any material adverse change in the assets, financial position or results of operations of the Business that has not been disclosed in writing to the Purchaser.

         SECTION 2.12. Events Subsequent to September 30, 1997. Since September 30, 1997:

                  (a) Except for: (i) those matters that do not have a material adverse affect on the Company, (ii) those matters that have previously been disclosed in writing to the Purchaser, and (iii) certain amendments to and exercises of rights under real property leases to which the Company and an Affiliated Entity, Arnie Enterprises LLC, are parties, as further described in the Disclosure Schedule (the "LEASEHOLD Transactions"),

                  (b) the Company has not: (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business and except the Note, (iii) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since such date

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in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any share of its capital stock or other security, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than Liens of current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim,
(vii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, service mark, trade name, copyright, trade secret or other intangible asset, (viii) suffered any loss of property not covered substantially by insurance or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation, (x) made any change in the manner of business or operations, (xi) made any change in its accounting practices, (xii) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby,
(xiii) entered into any commitment (contingent or otherwise) to do any of the foregoing or (xiv) engaged in any transaction with any Affiliated Person or with any Affiliated Entity.

         SECTION 2.13. Books and Records. The accounting records of the Company are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of controls. The minute books, stock record books, and other records of the Company, all of which have been made available to the Purchaser and its agents, are substantially complete and correct.

         SECTION 2.14.     Litigation; Compliance with Laws.

                  (a) Except for a lawsuit currently pending in Eagle County, CO state court involving an amount in dispute of no more than $5,500, there is no
(i) action, suit, claim, proceeding or investigation pending or threatened against or affecting the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise or (iii) governmental inquiry pending or threatened against or affecting the Company, and, to the best knowledge of the Company, there is no basis for any of the foregoing. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company pending or threatened against others.

                  (b) To the best knowledge of the Company, the Company has complied in all material respects with all laws, rules, regulations and orders which are applicable to its business, operations, properties, assets, products and services, including, without limitation, those promulgated by the federal, state and local governmental agencies, domestic or foreign, that regulate the sale of electronic manufactures, and the Company has all necessary permits, licenses and other authorizations, including environmental, required to conduct its business as conducted and as proposed to be conducted. To the best knowledge of the Company, there is no existing or proposed law, rule, regulation or order, whether Federal, state, or local, domestic or foreign, which would prohibit or restrict the Company from, or otherwise materially adversely affect the

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
Company in, conducting the Business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

         SECTION 2.15. Governmental Approvals. Subject to the accuracy of the representations and warranties of the Purchaser set forth in Article III hereof, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for (a) the valid execution, delivery and performance by the Company of this Agreement or the Stockholders' Agreement, (b) the issuance, sale and delivery of the Preferred Shares and, (c) upon conversion of the Preferred Shares, the issuance and delivery of the Conversion Shares, other than (i) filings pursuant to Federal and state securities laws (all of which filings have been or, with respect to those filings which may be duly made after the Closing will be, made by or on behalf of the Company) in connection with the sale of the Preferred Shares and the Conversion Shares, (ii) with respect to the Stockholders' Agreement, the registration of the shares covered thereby with the Securities and Exchange Commission (the "COMMISSION") and filings pursuant to Federal and state securities laws, and (iii) the filing of the Amended Charter with the office of the Secretary of State of the State of Delaware.

         SECTION 2.16. Licenses; Permits. All licenses, permits or authorities of the Company are validly held by the Company; the Company and has complied with all requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby. All licenses, permits and authorities issued or granted by foreign, local, state or federal government authorities or agencies which are necessary for the conduct of the Business and which are held in the name of any employee, officer, director, shareholder, agent or otherwise of the Company shall be deemed included under this warranty.

         SECTION 2.17.     Tax Matters.

                  (a) The Company has filed (or has had filed on its behalf) or will file (or will have filed on its behalf) when due all federal, state, local and foreign income tax returns and reports in all requisite jurisdictions for all years and periods ended on or before the Closing Date. For purposes of this Agreement, "TAXES" or "TAX" means all income, capital gains, gross income, gross receipts, transfer, value added, sales, use, service, ad valorem, franchise, profits, capital stock, license, withholding, payroll, employment, social security, unemployment compensation, utility, excise, production, severance, stamp, occupation, premium, real or personal property, alternative minimum, environmental, or windfall profit taxes, customs, duties, or other taxes, fees, assessments, levies, imposts or charges of any kind whatsoever imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such Tax (domestic or foreign) together with any interest and any penalties, additions to tax, or additional amounts imposed by any Taxing Authority.

                  (b) There are no claims or investigations by any Taxing Authority pending or threatened against the Company; the Company has not received any notice of any threatened claims or investigations by any Taxing Authority; and, with respect to any Tax return filed by the

Company, there has been no waiver of any applicable statute of limitations or extension of the time for the assessment of any Tax.

                  (c) The Company has provided the Purchaser with copies of all separate federal, state, local and foreign Tax returns filed by the Company for each of its taxable years for the three years immediately preceding the Closing.

                  (d) There exist no tax sharing agreements between the Company and any Subsidiary.

         SECTION 2.18.     Assets.

                  (a) Assets Other than Real Property. The Company has good and valid title to all of its assets. All of the tangible personal property of the Company has been maintained in accordance with generally accepted industry practice and is, in all material respects, in good operating condition and repair, ordinary wear and tear excepted. All leased personal property is, in all material respects, in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

                  (b)      Title to Real Property.

                  (i) The Company does not own any real property or interests in real property other than the leasehold interests granted pursuant to written leases, copies of which have previously been delivered to the Purchaser.

                  (ii) The Company has not granted and is not subject to any options to purchase, or rights of first refusal, with respect to any real property.

                  (iii) All of the Company's leases of real and personal property are in full force and effect and have not been modified or amended, and the Company is not in default in any respect thereunder.

         SECTION 2.19.     Intellectual Property.

                  (a) Set forth in Schedule II hereto is a true and complete list of:

                  (i) all patents held by the Company or any Affiliate and used in or relating to the Business, and all reissues, divisions, continuations, continuations in part and extensions thereof and all pending patent applications by the Company or any Affiliate relating to the Business, including, for each such patent, the serial or patent number, country, grant date and title;

                  (ii) all trademarks, service marks, trade names, trademark or service mark license agreements, logos, trade styles, and other sources of business identifiers of the Business (collectively, the "MARKS"), including (A) for each such registered Mark, or for each such Mark for which registration has been applied, a copy of the application, the serial number or registration number, the dates of filing and registration, and the date and nature of any subsequent filings, the filing jurisdiction, and the international class(es), and (B) for all other Marks, a description of the Mark, the medium and jurisdiction of use, and a description of the goods and services in connection with which such Mark has, is, or will be, used.

                  (iii) all registered copyrights in all works of the Company the Parent and any Affiliate pending applications for registration thereby of copyrights used in or relating to the Business, including for each such registered copyright, the registration number, country and registration and expiration date; and

                  (iv) all licenses and other contracts to which the Company and any Affiliate, or any person affiliated with any of the foregoing, is a party (either as licenser, licensee, sublicensor or sublicensee) and which affects the validity of or right to use the patents, Marks, copyrights (or registrations or applications therefor), trade secrets or other proprietary information used in or relating to the Business (the intellectual property described in subsections (i) through (iv) hereof is collectively hereinafter called, the "INTELLECTUAL PROPERTY").

                  (b) The Company has good, valid, subsisting, unexpired and enforceable title to, or otherwise possesses adequate rights to use, all Intellectual Property listed in Schedule II hereto. All filings that are necessary to maintain, perfect, and protect the Company's rights in and to the Intellectual Property have been and shall be made in a timely fashion (including, without limitation, the filing of a "Section 15 Affidavit" under the Federal trademark laws regarding the incontestability of the Mark "Genesis"; if such Section 15 Affidavit has not been filed with the Patent and Trademark Office, the Company hereby covenants and represents that it will file such Affidavit within sixty (60) days after Closing). No other intellectual property is necessary to permit the Company to conduct the Business. No governmental authority has rendered any holding, decision or judgment that would limit, cancel or question the validity of any of the Intellectual Property.

                  (c) To the best knowledge of the Company, no assets, properties or rights transferred hereunder or used in the Business have infringed upon any patent, trademark, service mark, trade name, copyright, or other intellectual property, or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection, and the use of the aforesaid by the Company, or any Affiliate in a manner consistent with the manner in which the aforesaid are being used thereby, will not constitute an infringement, misappropriation or misuse of any patent, trademark, service mark, trade name, copyright, invention, trade secret, proprietary information, nondisclosure or other rights of any third party. No person or entity has asserted any claim regarding the use of, or challenging or questioning the right of the Company, or any Affiliate or its respective title in, any Intellectual Property, or challenging or questioning the validity or effectiveness of any license, contract or commitment relating thereto, and the Company knows of no valid basis for any such claim. There exists no legal opinion of counsel to the Company, or any affiliate thereof (or request therefor) or a legal opinion delivered to the Company, or any affiliate thereof that the Business as conducted or contemplated infringes or is likely to infringe any patent, trademark, service mark copyright, trade name, invention, trade secret or other proprietary information or property rights of any other person.

         SECTION 2.20. Corporate Name. To the best knowledge of the Company, no person, firm or corporation or other business association is presently authorized by the Company to use the name "Genesis" in connection with the manufacture or sale of audio speakers.

         SECTION 2.21. Proprietary Information of Third Parties. To the best knowledge of the Company, no third party has claimed or has reason to claim that any person now or previously employed or engaged as a consultant by the Company has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party,
(b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or violated any confidential relationship which such person may have had with such third party in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which reasonably suggests that such a claim might be contemplated. To the best knowledge of the Company, neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by any officer, director or key employee of the Company will conflict with or result in a breach of the terms, conditions provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

         SECTION 2.22.     Officers and Directors; Management Stockholders.

                  (a) Except for a written employment agreement with Mark Schifter, a copy of which shall be delivered to the Purchaser before Closing, and except as provided herein, there exist no oral or written employment agreements by and between the Company and any of its employees.

                  (b) A complete list of all directors, officers, and management personnel of the Company has been provided to the Purchaser.

                  (c) Together with the Company, each of the Management Stockholders represents and warrants that:

                           (i)      During the past 10 years, none of the
directors or officers of the Company has been arrested or convicted of any material crime, nor has any of them been bankrupt or a director or officer of a bankrupt company;

                           (ii)     Each of the Management Stockholders
currently lives or maintains a residence in the Eagle County, Colorado area, and will continue to maintain such residence for as long as the Purchaser owns any Preferred Shares;

                           (iii)    Each of the Management Stockholders shall
not sell, assign, transfer, or otherwise dispose of any of the shares of Common Stock owned by such Management Stockholder without the prior written consent of the Purchaser and as further provided in the Stockholders' Agreement;

                           (iv)     Each of the Management Stockholders
currently devotes and will, for as long as the Purchaser owns any Preferred Shares, continue to devote his full time efforts and attention to the Business;

                           (v)      Without the prior written consent of the
Purchaser, for as long as the Purchaser owns any Preferred Shares, the base salary of each of the Management Stockholders will only be raised subject to the approval of the Board of Directors and the Board of Directors will not raise the base salary of any of the Management Stockholders more than ten percent (10%) above the level of any immediately preceding fiscal year.

                  (d) Each of the Management Stockholders covenants that he, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person or entity:

                           (i)      shall not divert or attempt to divert any
business or customer to any competitor of the Company or of Polk, by direct or indirect inducement or otherwise, or do or perform directly or indirectly, any other act injurious or prejudicial to the good will associated with the Marks, the Business, or Polk's business; and

                           (ii)     shall not employ or seek to employ any
person who is at that time employed by Company or by Polk or by any subsidiary or other affiliate of either of them, or otherwise directly or indirectly induce such person to leave his or her employment; and

                           (iii)    shall not either directly or indirectly, for
himself or through, on behalf of, or in conjunction with any other person or entity, own, maintain, operate, engage in, or have any interest in any business which business is the same as or similar to the Business or to the business of Polk (a "COMPETING BUSINESS"); and shall not, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any other person or entity, own, maintain, operate, engage in, or have any interest in any Competing Business, which Competing Business is, or intended to be, located anywhere in the world.

The foregoing restrictive covenants shall remain the obligation of, and be binding upon, each of the Management Stockholders (i) for as long as there shall be any shares of Preferred Stock outstanding or, (ii) if the Preferred Stockholder shall have exercised its option (the PURCHASE OPTION") to acquire substantially all of the assets of the Company pursuant to Section 10 of the Stockholders' Agreement (as defined below) during the term of the earnout (the "EARNOUT TERM") provided, however, if the employment of a Management Stockholder is involuntarily terminated during the Earnout Term, the restrictive covenants shall only be binding upon him if the Company elects, in its sole discretion, to pay such Management Stockholder the sum of $8,000 per month for a period of time no longer than the expiration of the Payout Term. It is understood and agreed that if the Preferred Stockholder chooses to exercise the Purchase Option, the Preferred Stockholder shall, upon the closing thereunder, cause the Company to enter into reasonable employment agreements with the Management Stockholders, which employment agreements shall (i) be for a term no longer than the Earnout Term; and (ii) provide reasonable protections against abusive discharge.

         SECTION 2.23.     Employee and Labor Relations.

                  (a) There is no labor strike, dispute, slowdown or work stoppage or lockout actually pending or threatened, against or affecting the Company; during the past three years, there has not been any such action against the Business;

                  (b) no union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation exists respecting such employees;

                  (c) to the best knowledge of the Company, the Company is in compliance in all material respects with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unlawful labor practice;

                  (d) there is no unfair labor practice charge or complaint against the Company pending or threatened before the National Labor Relations Board;

                  (e) to the best knowledge of the Company, there is no grievance that would have a material adverse effect on the Company pending or threatened;

                  (f) no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices; and

                  (g) the Company has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company and no such investigation is in progress.

         SECTION 2.24.     Employee Benefits Matters.

                  (a) Schedule II contains a complete and accurate list of all Employee Benefit Plans (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, board of directors and executive compensation arrangements, incentive programs or arrangements, sick leave, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of the Company, maintained by the Company or to which the Company has contributed or is or was obligated to make payments, in each case with respect to any employees (or, if the Company has any existing liability, former employees) of the Company (hereinafter, the "EMPLOYEE BENEFIT PLANS"). All Employee Benefit Plans which constitute Employee Pension Benefit Plans (as defined in Section 3(2) of ERISA)(hereinafter, the "EMPLOYEE PENSION PLANS") are separately listed in Schedule II hereto, and those Employee Pension Plans which are intended to qualify under Section 401 of the Code are clearly identified as such. The Company does not and has never maintained or participated in, and has no liability with respect to, any Employee Benefit Plan which is: (i) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA,
(ii) a "MULTI-EMPLOYER PLAN" (as defined in Section 3(37) of ERISA), or (iii) a funded vacation pay plan. No amount is due or owing from the Company (A) on account of a multi-employer plan or on account of any withdrawal therefrom or
(B) on account of a plan otherwise subject to Title IV of ERISA or on account of any withdrawal therefrom. Other than as contained in the written employment agreements listed in Schedule II, no management employee of the Company nor any fiduciary with respect to the Employee Benefit Plans has issued or distributed any written communication to any present or former employees of the Company regarding the transactions contemplated by this Agreement or any effect the transactions would have on any Employee Benefit Plan or other employee-related practice, policy, or arrangement.

                  (b)      Except as set forth in Schedule II hereto:

                  (i) the Employee Pension Plans which are intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any material liability, lien, penalty, or tax under ERISA or the Code;

                  (ii) true, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans will be provided by the Company to the Purchaser when available: (A) all plan documents, including trust agreements, insurance policies and service agreements and amendments thereto, (B) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years, (C) the last Internal Revenue Service determination letter, (D) summary plan descriptions, (E) the most recent actuarial report and those for the prior three years (if applicable), and (F) written descriptions of all non-written agreements relating to any such plan;

                  (iii) there are no material pending claims or lawsuits which have been asserted or instituted by or against the Employee Benefit Plans, against the assets of any of the trusts under such plans or by or against the plan sponsor, plan administrator, or any fiduciary of the Employee Benefit Plans (other than routine benefit claims) nor does the Company or the Parent have knowledge of facts which could form the basis for any such claim or lawsuit;

                  (iv) the Employee Benefit Plans have been maintained in all material respects in accordance with their plan documents, if required under ERISA, and with all provisions of the Code and ERISA (including rules and regulations thereunder and including the reporting and disclosure requirements thereof) and other applicable law. Neither the Company, the Parent nor any "party in interest" or "disqualified person" with respect to the Employee Benefits Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA;

                  (v) none of the Employee Benefit Plans contains any provisions which would prohibit the transactions contemplated by this Agreement or which would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                  (vi) no Employee Benefit Plan which constitutes an Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) (hereafter "WELFARE PLAN") provides benefits to former employees or their beneficiaries other than in order to avoid excise taxes under Section 4980B of the Code and Title I, Part 6 of ERISA;

                  (vii) the Company has at all times complied in all material respects with the notification and coverage continuation requirements under Code Section 4980B and Title 1, Part 6 of ERISA, if required by ERISA to do so;

                  (viii) each of the Employee Benefit Plans may be terminated or amended by the Company, at any time upon no more than 60 days notice, and the Company has made no agreements or arrangements which limit its rights to terminate or amend any Employee Benefit Plan; and

                  (ix) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan maintained by any trade or business, whether or not incorporated, under common control of the Company or the Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE").

                  (d) Except as disclosed in Schedule II hereto, the Company has not prepaid or prefunded any Welfare Plan through a trust, and is not aware of any reserve, premium stabilization or similar account that may be held by an insurer under a policy relating to any Welfare Plan.

         SECTION 2.25.     Document List.

                  (a) Except as has been previously been delivered or disclosed in writing to the Purchaser, the Company is not a party to or bound by any written or oral (i) contract not made in the ordinary course of business, including, without limitation, any "side agreements" with any individual or entity in which the Company or its management has agreed to take any action beyond the obligations contained in written agreements executed by the Company;
(ii) collective bargaining agreement or other contract with any labor union;
(iii) bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase, hospitalization, insurance or other plan or arrangement providing for employee benefits to present or former officers, directors or employees; (iv) dealers', manufacturers' representatives' or distributors' agreement which is not terminable by it without cost or liability to it or its successors on 60 days' notice or less; (v) contract requiring capital expenditures (excluding capital expenditures for which the Company shall be substantially reimbursed in accordance with the terms of an insurance policy held thereby) in excess of Twenty-Five Thousand Dollars ($25,000.00); (vi) contract for the sale of goods or the rendering of services continuing for a period of more than 30 days from the date of this Agreement, except such contracts entered into in the ordinary course of business consistent with past practices; (vii) contract for the purchase of supplies, materials or services for delivery over a period of more than 30 days from the date of this Agreement, except such contracts entered into in the ordinary course of business consistent with past practices; (viii) covenant not to compete; (ix) contract or agreement of any kind continuing for a period of more than one year from the date of this Agreement; (x) agreement or contract under which the Company has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed (including, without limitation, through so-called take-or-pay or keep well agreements and also any inter-company loan between the Company and any Subsidiary) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business consistent with past practices);
(xi) mortgage, pledge, security agreement, deed of trust or other document granting a Lien (including, but not limited to, liens upon properties acquired under conditional sales, capital leases or other title retention or security devices); or (xii) any other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of its assets or business is bound or subject which individual agreement has an aggregate future liability in excess of Fifty Thousand Dollars ($50,000.00).

                  (b) The Company and each other party thereto have performed all the obligations required to be performed by them under each agreement, contract, lease, license, commitment or instrument to which it is a party (collectively, the "CONTRACTS") to date. The Company (i) has not received any notice of default and is not in default, in any respect (with due notice or lapse of time or both) under any Contract now in effect to which it is a party or by which either it or its respective property may be bound; (ii) has no present expectation or intention of not fully performing all of its obligations under each such Contract in all respects, and (iii) has no knowledge of any breach and has not received any written notice of any anticipated breach by the other party to any contract or commitment to which it is a party.

                  (c) The Company has previously delivered to the Purchaser copies of all Contracts relating to any indebtedness of the Company to any lender in an amount in excess of Ten Thousand Dollars ($10,000.00), including, without limitation, the Contract relating to the Company's existing credit facility with Merrill Lynch Business Financial Services (the "SENIOR LENDER").

         SECTION 2.26. Insurance Policies. The Company maintains policies of fire and casualty, extended coverage, public and product liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the Business and the Company's assets and will continue such insurance in effect after the Closing Date.

         SECTION 2.27. Environmental Matters. The Company has not released, emitted, buried or otherwise disposed of Regulated Substances (as hereinafter defined) on any of the Properties (as hereinafter defined) in violation of any Environmental Law (as hereinafter defined). To the best knowledge of the Company, no one else has released, emitted, buried or otherwise disposed of Regulated Substances on any of the Properties. To the best knowledge of the Company, the Company has complied with all Environmental Laws relating to its operations or the Properties. The Company has not received any notice, demand, suit or information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any comparable state law, nor does it have knowledge of any other party's receipt of same relating to any of the Properties. The Company has not received written notice that any of the Properties is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA or any federal, state or local counterpart. To the best knowledge of the Company, the Company has no any existing or potential liability under any Environmental Laws. To the best knowledge of Company, no environmental approvals, clearances or consents are required under applicable law from any governmental entity or authority in order for the Purchaser to purchase the Preferred Shares hereunder or for the Company to continue its business after the Closing Date in a manner consistent with the present operations of the Business. To the best knowledge of Company, neither the Company is not required to have, nor does it have, any permits or approvals issued under any Environmental Law.

         As used in this Environmental Matters Section: (i) "ENVIRONMENTAL LAW" means any statute, regulation, rule, code, common law, order or judgment of any applicable federal, state, local or foreign jurisdiction relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including, by way of example and not by way of limitation, the Clean Air Act, the Clean Water Act, CERCLA, the Resource Conservation Recovery Act ("RCRA"), the Toxic Substances Control Act ("TSCA"), and the Emergency Planning and Community Right-to-Know Act, all as currently amended; (ii) "REGULATED SUBSTANCES" means any substance regulated under Environmental Laws, including but not limited to hazardous waste, as defined pursuant to RCRA, hazardous substances, as defined pursuant to CERCLA, toxic substances as defined under TSCA, hazardous materials, as defined under the Hazardous Materials Transportation Act, petroleum and its fractions, ACM's and PCB's; (iii) the "COMPANY" includes any predecessors or affiliates; and (iv) the "PROPERTIES" means any real property or facility currently owned, leased or operated by the Company or previously owned, leased or operated by the Company or any predecessors thereof (including, without limitation, any corporations, partnerships or joint ventures previously affiliated with the Company ).

         SECTION 2.28. Disclosure. The representations and warranties contained in this Article II and in Schedule II are true, complete and correct in all material respects, and no such representation or warranty contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made not misleading. There is no material fact which the Company has not disclosed to the Purchaser which will or could materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company.

         SECTION 2.29. Brokers or Finders. The Company is not liable, contingently or otherwise, for the payment of brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby and has no knowledge of any such fee due or owing in connection herewith.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company as of the Closing Date that it:

                  (a) is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), and was not organized for the specific purpose of acquiring the Preferred Shares;

                  (b) has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of his or its investment in the Company and he or it is able financially to bear the risks thereof;

                  (c) has had an opportunity (i) to ask questions of, and receive answers from, the Company relating to all aspects of the transactions contemplated by this Agreement and the Stockholders' Agreement (including, without limitation, the accounting practices, the compensation of the employees and officers, the tax returns and the operations of the Company), (ii) to obtain such additional information necessary to make an informed investment decision hereunder, and has reviewed, among other things, the copies of the Contracts and documents that the Company has delivered in connection with this Agreement;

                  (d) is acquiring the Preferred Shares for its own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof;

                  (e) understands that (i) the Preferred Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) or Section 3(b) thereof or Rule 506 promulgated thereunder; (ii) the Preferred Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) the Securities will bear a legend to such effect; (iv) the Preferred Shares are subject to the restrictions set forth in the Stockholders' Agreement; and (v) the Company will make a notation on its transfer books to such effect;

                  (f) has taken all corporate action on its part necessary to authorize the execution, delivery and performance of this Agreement and the Stockholders' Agreement and the consummation of the transactions contemplated hereby and thereby;

                  (g) this Agreement and the Stockholder's Agreement have been duly executed and delivered by the Purchaser and, assuming the execution and delivery of them by the Company, constitute its legal, valid and binding obligation, enforceable in accordance with its terms, except as its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally, or by general equitable principles; and

                  (h) the execution and delivery of this Agreement and the Stockholders' Agreement will not violate any provision of applicable law, any order of any court or other agency of government, the Certificate of Incorporation, or the Bylaws of the Purchaser, or any provision of any indenture, agreement or other instrument to which the Purchaser or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Purchaser.

                                   ARTICLE IV
                            CONDITIONS TO THE CLOSING

         SECTION 4.01. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or written waiver, on or before the Closing Date, of each of the following conditions:

                  (a)      Amended Charter and Amended Bylaws.

                           (i)      The Company shall have adopted and filed
with the office of the Secretary of State of the State of Delaware and such office shall have accepted for filing, on or before the Closing Date, the Amended Charter, substantially in the form attached hereto as Exhibit A, which Amended Charter shall contain the designations, rights and preferences of the Preferred Shares.

                           (ii)     The Company shall have adopted the Amended
Bylaws substantially in the form attached hereto as Exhibit B.

                  (b) Performance. The Company shall have performed and complied, in all material respects, with all agreements, obligations and conditions contained herein that are required by it to be performed or complied with on or before the Closing Date and all of the representations and warranties of the Company and the Parent shall be true and correct in all respects.

                  (c) The Stockholders' Agreement. Each of the Company and the Management Stockholders shall have executed and delivered the Stockholders' Agreement to the Purchaser.

                  (d) [Intentionally Deleted]

                  (e) The Preferred Stock. The Company shall have delivered to the Purchaser a stock certificate in definitive form representing Five Thousand (5,000) shares of Preferred Stock.

                  (f) [Intentionally Deleted]

                  (g) Key Man Insurance. The Company shall have obtained, or hereby covenants and represent that it will obtain within sixty (60) days after Closing, key-man life insurance policies on each of the Management Stockholders with the Company named as the policyholder and beneficiary thereof (the "KEY MAN POLICIES"), each in the amount of One Hundred Fifty Thousand Dollars ($150,000).

                  (h) No Actions. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be pending, threatened or in effect that would prevent the consummation of the transactions contemplated hereby.

                  (i) Approvals. The Company shall have obtained all consents or approvals required to be obtained in order to consummate the transactions contemplated hereby.

                  (j) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

                  (k) Opinions. The Purchaser shall have received from Rudy & Associates, P.C., counsel to the Company, an opinion dated as of the Closing Date, in form acceptable to the Purchaser.

                  (l) Fees and Expenses. The Company, at or prior to the Closing, shall have paid the fees and expenses set forth in Section 7.01 hereof.

                  (m) Supporting Documents. The Purchaser and its counsel shall have received copies of the following documents:

                           (i) (A) the Amended Charter together with copies of all other documents filed by the Company with the office of the Secretary of State of the State of Delaware, certified as of a recent date by the Secretary of State of the State of Delaware; (B) a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the due incorporation and good standing of the Company; and (C) a certificate as to the authority of the Company to transact business issued by the Secretary of State of each such jurisdiction, or comparable legal authority in each foreign jurisdiction, in which the Company conducts the Business;

                           (ii) a certificate of the Secretary of the Company dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the Amended Charter and the Bylaws of the Company as in effect on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors (the "BOARD") and the stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the Stockholders' Agreement, the filing of the Amended Charter with the Secretary of State of the State of Delaware, the issuance and delivery of the shares of Preferred Stock and the reservation of the Conversion Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Stockholders' Agreement; and (C) to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Stockholders' Agreement, the certificates representing the Preferred Stock, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency of the officer signing the certificate referred to herein;

                           (iii) a certificate signed by the President of the Company, dated as of the Closing Date, affirming that all of the conditions set forth in this Section 4.01 have been satisfied at or prior to the Closing, with the exception of 4.01 (f), if applicable, but affirming that such condition shall be satisfied within the time period set forth therein;

                           (iv) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser or its counsel reasonably may request.

         SECTION 4.02. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment or written waiver, on or before the Closing Date, of each of the following conditions:

                  (a) Stockholders' Agreement. The Purchaser shall have executed and delivered the Stockholders' Agreement to the Company.

                  (b) Purchase by The Purchaser. The Purchaser shall have consummated the Purchase in accordance with the terms of this Agreement.

                  (c) Representations and Warranties to be True and Correct. The representations and warranties of the Purchaser contained in Article III hereof shall be true, complete and correct.

                                    ARTICLE V
                            COVENANTS OF THE COMPANY

         For so long as any shares of the Preferred Stock or any Conversion Shares are outstanding and until

                  (a) The successful completion by the Company of a firm commitment underwritten initial public offering of the Common Stock pursuant to an effective registration statement on Form S-1 (or its equivalent) under the Securities Act in which (x) the per share price of shares of Common Stock offered for sale to the public equals or exceeds Four Hundred Dollars ($400.00) per share (as adjusted for any stock splits in anticipation of the public offering), and (y) the net proceeds to the Company are not less than Fifteen Million Dollars ($15,000,000) (an "IPO"); or

                  (b) The Redemption Date immediately following the delivery of the Redemption Notice (as such terms are defined under the Amended Charter); or

                  (c) The delivery of a Put Notice (as defined in the Stockholders' Agreement), the Company covenants and agrees with the Purchaser that:

         SECTION 5.01. Financial Information and Inspection Rights. The Company shall furnish to the Purchaser:

                  (a) within 90 days after the end of each fiscal year, an audited balance sheet and related statements of income, cash flows and stockholders' equity, showing the financial condition of the Company for the fiscal year then ended, prepared in accordance with GAAP and certified by a reputable accounting firm selected by the Board and acceptable to the Purchaser;

                  (b) within 30 days after the end of each calendar month, internal management statements, including a management summary of operations and all related financial data as prepared by and for the Company's management;

                  (c) within 45 days after the end of each month of each fiscal quarter (i) a balance sheet and related statements of income, cash flows and stockholders' equity, showing the financial condition of the Company, unaudited but prepared in accordance with GAAP and certified by the Chief Financial Officer of the Company, or the principal accounting officer thereof if no Chief Financial Officer has been elected and duly qualified, as being fairly stated in all material respects when considered in relation to the financial statements of the Company, such balance sheet to be as of the end of such month and such statements of income, cash flows and stockholders' equity to be for such month and for the period from the beginning of the fiscal year to the end of such month (with comparisons to the budget for such period), in each case with comparative statements for the prior fiscal year and (ii) a report detailing sales prospects and the amount and age of the accounts payable and accounts receivable of the Company;

                  (d) before the end of each fiscal year, capital and operating expense budgets, cash flow projections and income and loss projections for the Company in respect of the next three fiscal years thereof, all itemized in reasonable detail and, promptly after preparation, any revisions to any of the foregoing;

                  (e) at the time of delivery of each annual financial statement pursuant to Section 5.01(a) hereof, a certificate executed by the President and the Chief Financial Officer of the Company, or the principal accounting officer thereof if no Chief Financial Officer has been elected and duly qualified, stating that such officers have reviewed this Agreement, the Amended Charter, and the Stockholders' Agreement and have no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement, the Amended Charter, the Stockholders' Agreement, or any other material agreement of the Company, or, if such officers have such knowledge, specifying such default and the nature thereof;

                  (f) promptly (but in no event later than 30 days) following receipt by the Company, each audit response letter disclosing pending or threatened litigation or unasserted claims or assessments considered to be probable of assertion and any accountant's management letter and other written report submitted to the Company by its independent auditors in connection with an annual or interim audit of the books thereof;

                  (g) within 30 days of receipt by the Company of notice of all material (that is, involving an amount in excess of $5,000) actions, suits, claims and proceedings;

                  (h) promptly (but in no event later than 30 days) upon sending, making available or filing the same, all press releases, reports and financial statements that the Company sends or makes available to its stockholders or directors or files with the Commission, the Internal Revenue Service or any foreign tax authority, or any other governmental agency, whether federal or state, domestic or foreign;

                  (i) promptly, from time to time, such other information regarding the Business, prospects, financial condition, operations, property or affairs of the Company as the Purchaser reasonably may request;

                  (j) permit the Purchaser, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with its officers, all at such reasonable times as may be requested by the Purchaser. The Purchaser or representative thereof shall maintain the confidentiality of all information acquired by it in exercising such rights and shall execute a written non-disclosure agreement if requested by the Company in form reasonably acceptable thereto;

                  (k) within 10 days after receipt thereof, provide the Purchaser with a copy of any notification relating to the default by the Company under any loan agreement, lease or material contract; and

                  (l) within 30 days after the end of each fiscal quarter, a certificate executed by the President of the Company stating that no default has occurred under this Agreement or the Stockholders' Agreement with respect to the Company's obligations and duties hereunder and thereunder; and

                  (m) upon the request of the Purchaser, the Company shall promptly supply to the Purchaser or its prospective transferees all information regarding the Company that is required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

         SECTION 5.02. Financial Covenants. The Company shall comply with all financial covenants, including, without limitation, financial performance ratios, set forth or required with respect to all Contracts, including, without limitation, all Contracts with the Senior Lender.

         SECTION 5.03. Reserve for Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock as shall be sufficient to permit the conversion of the Preferred Shares. If at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to permit conversion of the Preferred Shares or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable Federal or state securities laws in connection with the issuance of shares of the Common Stock upon conversion of the Preferred Shares.

         SECTION 5.04. Corporate Existence. Except as contemplated hereunder, the Company shall maintain its corporate existence, rights and franchises in full force and effect.

         SECTION 5.05. Properties, Business, Insurance. The Company shall maintain, as to its properties and businesses, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient, including, without limitation, Federal Flood Insurance if any of the Company's offices or operations are located in a designated Federal Flood Area. The Company shall not cause or permit any assignment or change in the loss payees (other than to the Company and its Senior Lender) of such policies and shall not borrow against any such policy. The Company shall pay all premiums and take whatever action is necessary to maintain the Key Man Policies in effect for as long as the Purchaser owns any shares of the Preferred Shares. The Company shall add the name of the Purchaser as a notice party to the Key Man Policies and shall request the issuer of such policies to provide the Purchaser with at least 10 days' notice before such policy is terminated for failure to pay premiums or otherwise or assigned or before any change is made in the beneficiary thereof. The Company shall annually supply the Purchaser with a list of all required insurance policies.

         SECTION 5.06. Expenses of Directors. The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof.

         SECTION 5.07. Board of Directors. The Company shall hold meetings of its Board of Directors at least once every three months. Except as set forth in
Section 6.02 below, the Board of Directors of the Company shall consist of four members, one of whom shall be nominated and elected by the holders of the majority of the shares of the Preferred Stock then issued and outstanding (including the holders of the Conversion Shares, if any), voting or consenting to such action separately as a class (the "MAJORITY INTEREST"), either in writing or by vote at any annual meeting or any special meeting called for the purpose (the "PREFERRED DIRECTOR"). George M. Klopfer initially shall serve as the Preferred Director.

         SECTION 5.08. Compensation. The Company shall pay to its officers compensation as determined by the Board and pursuant to the provisions of
Section 2.22 hereof.

         SECTION 5.09. Bylaws. The Company shall at all times maintain provisions in its Bylaws and/or its Amended Charter indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

         SECTION 5.10. Compliance with Laws. The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect their respective businesses or condition, financial or otherwise.

         SECTION 5.11. Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions thereof and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

         SECTION 5.12. Subsidiaries. The Company shall not permit any Subsidiary to take any action which would violate any of the covenants contained herein. The Company shall not sell or otherwise transfer any shares of its Subsidiaries to any third party.

         SECTION 5.13. Restrictive Agreements Prohibited. The Company shall not become a party to any agreement which by its terms restricts the performance thereby of this Agreement, the Amended Charter or the Stockholders' Agreement, as applicable.

         SECTION 5.14. Use of Proceeds. The Company shall use the proceeds from the sale of the Preferred Shares to expand the Business and for working capital purposes.

         SECTION 5.15. Negative Covenants. Without the prior written consent of the holders of the Majority Interest, the Company shall not:

                  (a) With the exception of the Leasehold Transactions, enter into any transaction: (i) with any of its directors or officers, (ii) with any holder of more than ten percent (10.0%) of the outstanding capital stock of any class or series of capital stock issued thereby, or (iii) with any member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner, members or holder of more than five percent (5.0%) of the outstanding capital stock thereof, except for transactions which are no less favorable to the Company than could be obtained from an independent third party in an arm's-length transaction and which is approved by the Majority Interest. The Company may enter into employment contracts with its employees in the ordinary course of business which contain reasonable terms (including, without limitation, compensation terms) substantially in accordance with industry custom and practice;

                  (b) Issue or sell any capital stock, options or convertible debt, or issue or grant any stock appreciation rights or other rights in or to stock, or redeem any of these, except as contemplated herein, provided that the Purchaser's consent shall not be unreasonably withheld, conditioned or delayed;

                  (c) Enter into any loan agreements or other borrowing arrangements, or incur any funded indebtedness, excluding customer financing in the ordinary course of business, or increase borrowings under any senior debt facility which would require annual payments in excess of one hundred thousand dollars ($100,000), or which do not expressly permit (without obligation) the Purchaser to cure any default with fifteen (15) days notice of such default thereunder;

                  (d) Alter its corporate structure or establish or purchase any subsidiary, or invest in any Affiliate;

                  (e) Make any cash or other dividend distributions to any stockholder (except for the Preferred Dividends);

                  (f) Sell or otherwise dispose of any of its assets, except in the ordinary course of its business;

                  (g) Merge or consolidate with another corporation or entity or dissolve or otherwise liquidate;

                  (h) Expend funds in excess of $200,000.00 per annum for capital improvements;

                  (i) Change the location or nature of its business operations, or invest any funds in any concern or entity not strictly related to the Business;

                  (j) Enter into any agreements, including, without limitation, leases, that are not in the ordinary course of its business if such require annual payments in excess of $50,000;

         SECTION 5.16. Option to Acquire Additional Shares of Common Stock. In addition to any Conversion Rights that the Purchaser has under the Amended Charter, the Company hereby grants to the Purchaser the option (the "COMMON STOCK OPTION") to purchase that number of shares of the Common Stock of the Company which, after the issuance of such shares of Common Stock, and together with the shares of Common Stock standing in the name of Polk, will equal Twenty and Twenty-Six One Hundredths Percent (20.26%) of the outstanding shares of Common Stock of the Company on a fully diluted basis. The term of the Common Stock Option shall last for as long as there are any shares of Common or Preferred Stock standing in the name of the Purchaser or Polk. The exercise price per share of Common Stock shall be equal to the per-share par value of the Common Stock.



                                   ARTICLE VI
                   EVENTS OF NONCOMPLIANCE; EVENTS OF DEFAULT

         SECTION 6.01. Events of Noncompliance; Events of Default. For so long as any Preferred Shares shall remain outstanding, if any of the following events shall occur and be continuing (each, an "EVENT OF NONCOMPLIANCE"):

                  (a) The Company shall fail to effect the redemption of the Preferred Shares within 90 calendar days of the period stated in accordance with the provisions of the Amended Charter; or

                  (b) The Company shall default in the performance of any other covenant or provision of this Agreement, the Amended Charter or the Stockholders' Agreement and the default continues uncured for a period of thirty
(30) days after notice thereof; or

                  (c) Any representation or warranty made by the Company in this Agreement or in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall prove to have been incorrect when made or as of the Closing Date and continues uncured for a period of 30 days after notice thereof; or

                  (d) The Company shall fail to repay any indebtedness, whether pursuant to any permitted senior indebtedness or any indebtedness other than such permitted senior indebtedness, for borrowed money owing thereby (the "DEBT"), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Debt shall become due by scheduled maturity, by required prepayment, by demand or otherwise, or shall receive notice of an event of default or a notice of noncompliance from the holder of the Debt, or the Company shall be in default under any other Contracts and such defaults is not cured within any applicable grace periods; or

                  (e) The Company shall be involved in financial difficulties as evidenced by (i) its admitting in writing its inability to pay its debts generally as they become due; (ii) its commencement of a voluntary case under Title 11 of the United States Bankruptcy Code as from time to time in effect (or its foreign equivalent), or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case; (iii) its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) the entry of an order for relief in any involuntary case commenced under said Title 11, which order is not dismissed within 60 days; (v) its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;
(vi) the entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property, which order is not dismissed within 60 days; or (vii) its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

                  (f) Any material, final judgment (not subject to further appeal) is rendered against the Company or its properties;

                  (g) Any representation, warranty or other statement made in any certificate, instrument or written statement contemplated by, or made or delivered pursuant to, or in connection with this Agreement by any officer, director or stockholder of the Company shall prove to have been incorrect when made or as of the Closing Date in any material respect or any covenant or provision made therein shall be in material default and the default continues uncured for a period of 60 days after notice thereof; or

                  (h) Any payment required to be made hereunder or pursuant to the Stockholders' Agreement by the Company shall not be made when due and such amount remains unpaid for a period of 30 days; or

                  (i) The Company shall fail to make a Put Payment (as such term is defined in the Stockholder's Agreement) or a payment of the Redemption Price on a Payment Date (as such terms are defined in the Amended Charter); or

                  (j) Any of the Management Stockholders shall no longer be employed by the Company (other than by reason of death or permanent disability), or does not reasonably devote his full time efforts and attention to the Business, or breaches any other warranty contained in Section 2.22; or

                  (k) There has been a change in control of the Company such that any of the Management Stockholders is no longer a director or such that the holders of the Shares of Common Stock who are currently entitled to elect a majority of the directors are not able to continue to do so after such change in control;

then, and in any such event, the holders of the Majority Interest, by notice to the Company, may declare an event of default (an "EVENT OF DEFAULT").

         SECTION 6.02. Special Board Rights. For so long as any Preferred Shares or Conversion Shares are outstanding, in addition to and without limiting any of the provisions of Section 6.01 hereof and the rights and remedies available to the Purchaser and any holder of any shares of the Preferred Stock, upon the declaration of an Event of Default and upon the request of the holders of the Majority Interest, until the Event of Noncompliance which gave rise to the default is cured or waived by a vote of the holders of the Majority Interest, the holders of the Majority Interest, voting together as a separate class of stock in accordance with the terms of the Amended Charter, shall be entitled, notwithstanding any other provisions of the Amended Charter, and shall have the sole power to elect three (3) directors (in addition to the one (1) Preferred Director), or such greater or lesser number as shall equal one-half of the number of directors of the Company plus one rounded to the next highest full integer. The directors elected pursuant to the preceding sentence shall serve until the Event of Noncompliance is cured or waived as aforesaid, after which time the directors removed may be reelected to the Board and the provisions of the Amended Charter relating to the election of directors of the Company in situations not constituting an Event of Noncompliance shall once again apply.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.01. Fees and Expenses. At or prior to the Closing, the Company shall pay (a) the reasonable fees and disbursements of Piper & Marbury L.L.P., special counsel to the Purchaser, in connection with the preparation of this Agreement, the Amended Charter, the Stockholders' Agreement, and the transactions otherwise contemplated hereby and thereby, such fees and expenses not to exceed Ten Thousand Dollars ($10,000.00) in the aggregate; and (b) all other Closing costs and recording fees in connection with the transactions contemplated hereby, if any.

         SECTION 7.02. Survival of Agreements. All covenants, agreements, representations and warranties made herein, in the Stockholders' Agreement or in any certificate or instrument delivered to the Purchaser pursuant to or in connection with this Agreement or the Stockholders' Agreement shall survive the execution and delivery of this Agreement, the Stockholders' Agreement, the issuance, sale and delivery of the Preferred Shares, and the issuance and delivery of the Conversion Shares, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company.

         SECTION 7.03. Parties in Interest. All representations, warranties, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchaser shall inure to the benefit of any and all subsequent holders from time to time of the Preferred Shares or Conversion Shares.

         SECTION 7.04. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, by overnight express mail, mailed by certified or registered mail, return receipt requested, or by facsimile (if followed by certified or registered mail, return receipt requested) addressed as follows:

                  (a)      If to the Company:
                                            Genesis Technologies, Inc.
                                            36 Chambers Court
                                            Brush Creek Industrial Center
                                            Eagle, Colorado 81631
                                            Attention: Arnold Nudell
                                            Telephone:  (970) 328-9515
                                            Telecopier:  (970) 328-9522
                           With a copy to:
                                            Peter Rudy & Associates, P.C.
                                            108 South Frontage Road West
                                            Vail, Colorado 81657
                                            Attention: Peter H. Rudy, Esq.
                                            Telephone: (970) 479-8865
                                            Telecopier: (970) 479-9773

                  (b)      If to the Purchaser:
                                            Britannia Investment Corporation
                                            c/o Polk Audio, Inc.
                                            5601 Metro Drive
                                            Baltimore, Maryland 21215
                                            Attention:  Mr. George Klopfer, CEO
                                            Telephone: (410) 358-3600
                                            Telecopier: (410) 764-6040

                           With a copy to:

                                        Piper & Marbury L.L.P.
                                        36 South Charles Street
                                        Baltimore, Maryland 21201
                                        Attention:  Wilbert H. Sirota, Esquire
                                        Telephone: (410) 576-7696
                                        Telecopier: (410) 576-1700

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. Any action requiring consent or approval by the Majority Interest shall be effected by the delivery of written notice to the Secretary of the Company from the holders of the Majority Interest in accordance with the provisions of this Section 7.04.

         SECTION 7.05. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of laws provisions. The parties hereto agree and acknowledge that each party has retained counsel in connection with the negotiation and preparation of this Agreement and the Stockholders' Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the foregoing agreements or any amendment, schedule or exhibits thereto.

         SECTION 7.06. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, together with the Stockholders' Agreement, constitutes the sole and entire agreement of the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. All Schedules and Exhibits hereto are incorporated herein by reference in their entirety. Notwithstanding the foregoing, the liquidated damages provisions set forth in Subsection 8.2 of that certain letter of intent dated December 2, 1997, between the Company and the Purchaser, shall survive the execution hereof.

         SECTION 7.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         SECTION 7.08. Amendments. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the holders of the Majority Interest.

         SECTION 7.09. Severability. Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

         SECTION 7.10. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

         SECTION 7.11. Recitals. The Recitals hereto are specifically made a part of this Agreement and are incorporated herein by reference.

         SECTION 7.12. Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         SECTION 7.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT. EACH SUCH PARTY ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL

         RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF ITS CHOICE. EACH SUCH PARTY AGREES THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION, AND NOT A JURY, AND ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL PART OF THE CONSIDERATION FOR THE TRANSACTIONS CONTEMPLATED HEREBY.











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                                     - 32 -

         IN WITNESS WHEREOF, each of the parties to this Agreement has executed, or has caused its duly elected and qualified officer to execute, this Agreement as of the day and year first above written.

ATTEST/WITNESS:   BRITANNIA INVESTMENT CORPORATION



____________________________      By: /s/ George M. Klopfer          (SEAL)
                                     _______________________________
                                      Name: George M. Klopfer
                                      Title: President


                                  GENESIS TECHNOLOGIES, INC.



____________________________      By: /s/ Arnold Nudell              (SEAL)
                                     _______________________________
                                      Name: Arnold Nudell
                                      Title: CEO


                                  MANAGEMENT STOCKHOLDERS



____________________________          /s/ Arnold Nudell
                                     _______________________________
                                      Arnold Nudell



____________________________          /s/ Paul Mcgowan
                                     _______________________________
                                      Paul McGowan




___________________________          /s/ Mark Shifter
                                     _______________________________
                                      Mark Schifter



                                     - 33 -